Release:	August 3, 2006

Contact:	Laura Jo Snyder-Cruz, Investor Relations
(212) 857-5423
(212) 857-5973 (fax)
E-Mail: ir@hmsy.com
http://www.hmsholdings.com

HMS Holdings Corp. Announces Second Quarter Results

NEW YORK, August 3, 2006 — HMS Holdings Corp. (Nasdaq: HMSY) announced results today for the quarter ended June 30, 2006, reporting revenue of $16.9 million compared to $13.3 million during the prior year period. HMSY reported income from continuing operations of $1.3 million or $0.06 per diluted common share for the second quarter of 2006, compared to income from continuing operations of $932,000 or $0.04 per diluted common share during the second quarter of the prior year period. Income from discontinued operations was $161,000 or $0.01 per diluted common share for the second quarter of 2006, compared to income of $451,000 or $0.02 per diluted common share during the second quarter of the prior year. HMSY reported net income of $1.5 million or $0.07 per diluted common share for the quarter, compared to net income of $1.4 million or $0.06 per diluted common share during the second quarter of the prior year. Results of operations for the second quarter of 2006 reflect a tax rate of 41.5%, versus a rate of 2.9% for the second quarter of 2005. The 2005 tax rate reflects the Company’s full utilization of the valuation allowance associated with its deferred tax assets, which offset tax expense in 2005.

We adopted the provisions of FAS 123R, "Share Based Payments" as of Jan. 1, 2006 using the modified prospective application method. Results of operations for the quarter ending June 30, 2006 include share-based compensation expense of $0.3 million ($0.2 million after tax), which reduced basic and diluted earnings per share by $0.01.

Revenue from Health Management Systems, Inc. (HMS), the subsidiary that provides cost containment and coordination of benefits services to state Medicaid agencies, was $14.6 million for the second quarter of 2006 compared to $12.1 million for the second quarter of the prior year. This 20% growth reflects increased revenue from managed care clients as well as existing customers. Revenue from Reimbursement Services Group Inc. (RSG), the subsidiary that provides Medicare cost reporting services, was $1.6 million for the second quarter of 2006 compared to $1.2 million for the second quarter of the prior year period. This 33% increase reflects the cost report adjudication timetable of the Medicare intermediaries to which RSG’s clients submit cost reports for reimbursement as well as an increase in the number of customers.

As previously announced on June 22, 2006, the Company entered into an Asset Purchase Agreement (APA) with Public Consulting Group, Inc. to purchase substantially all of the assets used exclusively or primarily in its Benefits Solutions Practice Area (BSPA), subject to certain specified liabilities, on the terms and conditions set forth in the APA, for $80 million in cash, 2,015,621 shares of Holdings Common stock and a contingent cash payment of up to $15 million if certain revenue targets are met for the twelve months ending June 30, 2007. The APA contains customary representations, warranties and conditions to closing, including a condition that the Company receives $50 million in bank financing. The Company also previously announced that it entered into a commitment letter agreement with JPMorgan Chase Bank, N.A. to provide a revolving credit facility of $25,000,000 and a term loan facility of $40,000,000 in connection with the acquisition under the APA and is subject to customary conditions for financings of this type. The purchase is targeted for closing on August 31, 2006, but in no event later than September 30, 2006.

Exclusive of the impact of the BSPA acquisition, for the full year the Company anticipates that consolidated HMS and RSG revenue will be approximately 15-17% above 2005 levels. As we have noted in the past, the project nature of much of HMS’s and RSG’s business can result in an uneven revenue stream and thus expectations for 2006 are based on an annual comparison to 2005 and are not necessarily applicable on a sequential or year-over-year quarterly basis.

HMSY will be hosting its second quarter results conference call with the investment community on Friday, August 4, 2006 at 10:00 A.M. Eastern Time. The conference call will include listen-only capability for individual investors and interested parties. The conference call number is (877) 272-8639, Conference ID # 3600100. The conference call will be available for replay at (212) 857-5423 until August 25, 2006. This press release and the included earnings statements will be available at www.hmsholdings.com indefinitely.

The HMS Holdings Corp. Form 10-Q for the period ended June 30, 2006 will be filed and available on our website www.hmsholdings.com on or about August 9, 2006, and will contain additional information about our results of operations for the fiscal year to date. This press release and the financial statements herein will be available at www.hmsholdings.com for at least a 12-month period. Shareholders and interested investors are also welcome to contact us through our Investor Relations phone number, 212-857-5423. Following the filing of the Form 10-Q, corporate executives will be available to respond to inquiries from shareholders and interested investors.

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HMS Holdings Corp. provides cost containment, coordination of benefits and cost reporting services to healthcare payors and providers. We help our clients increase revenue and reduce operating and administrative costs.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of HMSY, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to (i) the information being of a preliminary nature and therefore subject to further adjustment; (ii) the uncertainties of litigation; (iii) HMSY’s dependence on significant customers; (iv) changing conditions in the healthcare industry which could simplify the reimbursement process and adversely affect HMSY’s business; (v) government regulatory and political pressures which could reduce the rate of growth of healthcare expenditures and/or discourage the assertion of claims for reimbursement against and delay the ultimate receipt of payment from third party payors; (vi) competitive actions by other companies, including the development by competitors of new or superior services or products or the entry into the market of new competitors; (vii) all the risks inherent in the development, introduction, and implementation of new products and services; and (viii) other risk factors described from time to time in HMSY’s filings with the SEC, including HMSY’s Form 10-K for the year ended December 31, 2005. HMSY assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise. When/if used in this release, the words “focus”, "believe”, “confident”, “anticipate”, “expected”, “strong”, “potential”, and similar expressions are intended to identify forward-looking statements, and the above described risks inherent therein.

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Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$16,850	$13,316	$33,228	$25,361

Cost of services:
Compensation	8,068	6,183	15,946	12,122
Data processing	1,549	1,136	2,998	2,102
Occupancy	1,353	1,091	2,636	2,132
Direct project costs	2,278	2,521	4,966	4,365
Other operating costs	1,892	1,679	3,302	3,148

Total cost of services	15,140	12,610	29,848	23,869

Operating income	1,710	706	3,380	1,492

Net interest income	573	254	1,088	448
Income from continuing operations before income taxes	2,283	960	4,468	1,940
Income taxes	947	28	1,865	55

Income from continuing operations	1,336	932	2,603	1,885

Discontinued operations:
Income (loss) from operations	161	451	161	(145)

Net income	$ 1,497	$ 1,383	$ 2,764	$ 1,740

Basic income per share data:
Income per share from continuing operations	$ 0.06	$ 0.05	$ 0.12	$ 0.10
Income (loss) per share from discontinued operations	0.01	0.02	0.01	(0.01)

Net income per basic share	$ 0.07	$ 0.07	$ 0.13	$ 0.09

Weighted average common shares outstanding, basic	21,284	19,864	20,958	19,679

Diluted income per share data:
Income per share from continuing operations	$ 0.06	$ 0.04	$ 0.11	$ 0.09
Income (loss) per share from discontinued operations	0.01	0.02	0.01	(0.01)

Net income per diluted share	$ 0.07	$ 0.06	$ 0.12	$ 0.08

Weighted average common shares outstanding, diluted	23,188	22,649	22,946	22,776

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

(unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$ 4,840	$ 3,641
Short-term investments	43,650	37,500
Accounts receivable, net	12,839	19,030
Prepaid expenses and other current assets	5,327	5,699
Total current assets	66,656	65,870

Property and equipment, net	8,428	7,534
Goodwill, net	2,382	2,382
Deferred income taxes, net	5,469	6,398
Other assets	5,350	5,417

Total assets	$ 88,285	$ 87,601

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable, accrued expenses and other liabilities	$ 8,222	$ 13,335
Total current liabilities	8,222	13,335

Other liabilities	1,576	1,497
Total liabilities	9,798	14,832

Commitments and contingencies

Shareholders’ Equity
Preferred stock - $.01 par value;	-	-
5,000,000 shares authorized; none issued
Common Stock - $.01 par value;
45,000,000 shares authorized;
23,041,525 shares issued and 21,378,679 shares
outstanding at June 30, 2006;
21,874,579 shares issued and 20,211,733 shares
outstanding at December 31, 2005;	230	219
Capital in excess of par value	84,624	81,681
Retained earnings	3,030	266
Treasury stock, at cost; 1,662,846 shares at June 30, 2006 and December 31, 2005	(9,397)	(9,397)

Total shareholders’ equity	78,487	72,769

Total liabilities and shareholders’ equity	$ 88,285	$ 87,601

Condensed Consolidated Statements of Cash Flows

(in Thousands)

(unaudited)

Six months ended June 30,

	2006	Revised 2005

Operating activities:
Net income	$ 2,764	$ 1,740
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Income) loss from discontinued operations	(161)	145
Loss on disposal of fixed assets	7	28
Depreciation and amortization	1,299	1,103
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	6,191	(448)
Increase in prepaid expenses and other current assets	(422)	(241)
Decrease in deferred tax asset	2,296	-
(Increase) decrease in other assets	67	(26)
Decrease in accounts payable, accrued expenses and other liabilities	(5,035)	(2,471)

Net cash provided by (used in) operating activities	7,006	(170)

Investing activities:
Purchases of short-term investments	(54,450)	(50,300)
Sales of short-term investments	48,300	43,950
Purchases of property and equipment	(1,594)	(2,040)
Investment in software	(605)	(191)

Net cash used in investing activities	(8,349)	(8,581)

Financing activities:
Proceeds from exercise of stock options	2,381	1,694
Purchases of treasury stock	-	(109)

Net cash provided by financing activities	2,381	1,585

Net increase (decrease) in cash and cash equivalents	1,038	(7,166)

Cash provided by discontinued operations
Cash provided by operating activities	161	2,813
Net cash provided by discontinued operations	161	2,813

Cash and cash equivalents at beginning of period	3,641	9,196

Cash and cash equivalents at end of period	$ 4,840	$ 4,843

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ 283	$ 135